SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2007

AEROSONIC CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-11750	74-1668471
State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 North Hercules Avenue
Clearwater, Florida 33765
(Address of principal executive offices and Zip Code)

(727) 461-3000
(Registrant’s telephone number, including Area Code)

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.	Termination of a Material Definitive Agreement.

        On May 25, 2007, Aerosonic Corporation (the “Company”) provided written notice to each of P. Mark Perkins, Executive VP Sales and Marketing; Gary E. Colbert, Executive VP and Chief Financial Officer, Treasurer and Secretary; and Carmelo Russo, Executive VP Operations, that their employment agreements would not be renewed in their current form beyond the expiration date of November 27, 2009. The employment agreements provide that the term shall automatically renew for an additional one year period unless at least 180 prior written notice is given. The written notices further provided that the current employment agreements would require other changes, including changes to comply with the new Section 409A of the Internal Revenue Code of 1986.

ITEM 2.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On June 1, 2007, the Company announced that David A. Baldini will be stepping down as Chairman, Chief Executive Officer and President of the Company to pursue other interests. Mr. Baldini will remain Chairman, Chief Executive Officer and President of the Company until a successor is named. After the naming of a successor, Mr. Baldini, a 14 year veteran of the Company, will remain at the Company as a consultant for a limited period of time to ensure a smooth and orderly transition. The Board is diligently seeking a successor to Mr. Baldini, but can give no definitive time frame as to when a successor will be appointed.

ITEM 9.01.	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

99.1	Press Release of Aerosonic Corporation, dated June 1, 2007, announcing that David A. Baldini will be stepping down as Chairman, Chief Executive Officer and President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROSONIC CORPORATION
Dated: June 1, 2007	By: /s/ David A. Baldini David A. Baldini Chairman of the Board President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press Release of Aerosonic Corporation, dated June 1, 2007, announcing that David A. Baldini will be stepping down as Chairman, Chief Executive Officer and President.